Exhibit 5.1

REEDER & SIMPSON P.C.

Attorneys-at-Law

RRE Commercial Center	R. Simpson
P.O. Box 601	8 Karaïskaki St., Moschaton 183 45
Majuro, MH 96960, Marshall Islands	Athens, Greece
Telephone: +692 625 3602	Telephone: +30 210 941 7208
Fax: +692 625 3603	Fax: +30 210 941 4790
E-mail: dreeder@ntamar.net	E-mail: simpson@otenet.gr
Mobile phone: +30 6945 465 173

December 11, 2005

Navios Maritime Holdings, Inc.
67 Notara Street
Pireaus, Greece 185 35

Dear Sirs

NAVIOS MARITIME HOLDINGS, INC. (THE "COMPANY")

We have acted as legal counsel in the Marshall Islands to the Company, and this opinion is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form F-1, Registration Statement No. 333-129382, in relation to the registration of 65,550,000 Common Shares of par value US$0.0001 each (the "Shares") of the share capital of the Company (the "Registration Statement") that are issuable upon exercise of the Company's currently outstanding publicly traded warrants (the "Warrants").

For the purposes of this opinion, we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents").

Assumptions

In stating our opinion we have assumed:-

(a)	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarized, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of the Marshall Islands, made in any of the Documents is true, accurate and complete; and

(f)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part;

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-

(1)	Under the laws of the Republic of the Marshall Islands, the Shares and Warrants have been duly authorized, and when issued in accordance with the provisions of the Warrants and payment of the exercise price, the Shares will be duly and validly issued, fully paid, non-assessable shares of the Company.

(2)	The statements in the Registration Statement contained in the sections "Comparison of Stockholder Rights" in so far as they purport to describe the provisions of the laws of the Republic of the Marshall Islands referred to therein, are accurate and correct in all material respects.

Reservations

We have the following reservations:-

(a)	Enforcement of the obligations of the Company may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors rights.

(b)	We express no opinion as to any law other than Marshall Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Marshall Islands. This opinion is limited to Marshall Islands law.

Disclosure

We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

REEDER & SIMPSON P.C.

/s/ REEDER & SIMPSON P.C.